STEMCELLS, INC. CLOSES ITS ACQUISITION OF THE OPERATING ASSETS AND BUSINESSES OF STEM CELL
SCIENCES PLC

PALO ALTO, Calif. ( April 1, 2009) – StemCells, Inc. (NASDAQ: STEM) announced today that it has closed the acquisition of substantially all of the operating assets and liabilities of Stem Cell Sciences Plc (SCS) for 2,650,000 shares of StemCells common stock and approximately $700,000 in cash. The shareholders of SCS approved the transaction at an extraordinary general meeting on Friday, March 27, 2009, with approximately 99% of the votes cast voting in favor of the transaction.

As a result, StemCells has acquired proprietary cell technologies relating to embryonic stem cells, induced pluripotent stem (iPS) cells, and tissue-derived (adult) stem cells; expertise and infrastructure for providing cell-based assays for drug discovery; the SC Proven® media formulation and reagent business; an intellectual property portfolio with claims relevant to cell processing, reprogramming and manipulation, as well as to gene targeting and insertion; and existing business and license relationships with several major life science companies, such as Merck and Millipore.

“Closing this acquisition is an important step in our strategy to position StemCells, Inc. as a world leader in the rapidly evolving field of cell-based medicine,” said Martin McGlynn, the Company’s President and CEO. “StemCells has established itself as a leader in the discovery and development of tissue-derived stem and progenitor cells for therapeutic uses, such as our HuCNS-SC® neural stem cells and our human liver engrafting cells. While we remain fully committed to this endeavor, we believe the acquisition of the SCS assets will enable us to leverage our investments in cell technologies to develop non-therapeutic applications, such as cell-based assays, media and reagent tools, in order to pursue nearer-term commercial opportunities.”

As part of the acquisition, the Company has added approximately 20 employees, all currently based in Cambridge, UK or near Melbourne, Australia, to its 55 employees already on payroll. The Company further noted that the acquired operations incurred losses of approximately $225,000 per month in 2008.

About StemCells, Inc.
StemCells, Inc. is a clinical-stage biotechnology company focused on the discovery, development and commercialization of cell-based therapeutics to treat diseases of the central nervous system and liver. StemCells’ product development programs seek to repair or repopulate CNS and liver tissue that has been damaged or lost as a result of disease or injury. StemCells has pioneered the discovery and development of HuCNS-SC® cells, its highly purified, expandable population of human neural stem cells. StemCells has completed a six patient Phase I clinical trial of its proprietary HuCNS-SC product candidate as a treatment for neuronal ceroid lipofuscinosis (NCL), a rare and fatal neurodegenerative disease that affects infants and young children.  StemCells has also received approval from the US Food and Drug Administration (FDA) to initiate a Phase I clinical trial of the HuCNS-SC cells to treat Pelizaeus-Merzbacher Disease (PMD), also a rare and fatal brain disorder that mainly affects young children. StemCells owns or has exclusive rights to approximately 50 issued or allowed U.S. patents and more than 150 granted or allowed non-U.S. patents. Further information about StemCells is available on its web site at: www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements regarding, among other things, the future business operations of StemCells, Inc. (the “Company”), the potential benefits and synergies arising from the SCS transaction, and the Company’s ability to leverage the SCS assets and realize their value. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties about and the costs associated with the integration of the acquired SCS operations; uncertainties about the effects of the integration with respect to maintaining relationships with employees, licensees, other business partners or governmental entities; risks whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing in NCL, PMD or in future clinical trials of proposed therapies for other diseases or conditions despite the novel and unproven nature of the Company’s technologies; uncertainties about whether the Company will receive the necessary support of a clinical trial site and its institutional review board to initiate a clinical trial in PMD; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations, including such operations of the company for non-therapeutic applications, and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding the Company’s manufacturing capabilities given its increasing preclinical and clinical commitments; and other factors that are described under the heading “Risk Factors” in Item 1A of Part I of the Company’s Annual Report on Form 10-K.

CONTACT:	StemCells, Inc. Rodney Young Chief Financial Officer 650-475-3100, Ext. 105 irpr@stemcellsinc.com
SOURCE:	StemCells, Inc.

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